License Modification Agreement and Transfer Consent

Cyclone Power Technologies, Inc. (“Licensor”) and Q2Power Corp., f/k/a WHE Generation Corp. (“Q2”) signed on July 15, 2014 -an Amended and Restated License Agreement (the “License”), which is attached as an exhibit hereto, which Q2 now wishes to assign and transfer to Phoenix Power Group LLC (“Phoenix” or “Licensee”), subject to the following conditions, additional terms and changes to the License which are hereby incorporated into and made a part of the License:

1)	Upon payment to Licensor of the amount of $25,000, Licensor hereby consents to the assignment and transfer of the License from Q2 to Phoenix.

2)	The License shall now be non-exclusive, thus allowing both parties to use their respective engine technologies for waste heat, waste fuels or other fuels.

3)	Licensor shall have the right to visit Licensee’s facility to view Licensee Improvements with reasonable prior notice; provided however, Licensor shall not have the right to receive copies of plans, blueprints, drawings or other manifestations of Licensee’s intellectual property, and shall not have the right to manufacture Licensee’s engine or other technology. Licensee shall not have the right to receive copies of plans, blueprints, drawings of Licensor’s engines or other intellectual property, and shall not have the right to manufacture Licensee’s engines or other technology. This provision is agreed by both parties to be integral to allowing each of them to operate their respective businesses without directly competing with the other under the non—exclusive framework of the License. Licensor hereby provides notice that it will visit Licensee’s facility in Lancaster, Ohio within 30 days of the date hereof with the exact date to be scheduled by reasonable agreement of the parties.

4)	To further allow the parties to operate without direct competition, the term “Improvements” and other like terms in the License, shall be limited to optimizations and advancements to only subject matter actually patented by Licensor or developed by Licensor and disclosed to Licensee after the date hereof Unless Licensor has patented or directly disclosed to Licensee any new or different structures, configurations, or other like method of use. then such items are not to be considered an “Improvement” under the License.

5)	After the first 120 days subsequent to the date of the License transfer to Phoenix, either party may terminate the License by giving the other party ninety (90) days prior notice for any reason.

6)	Licensor confirms: (a) the License is currently in full force and effect; (ii) there exists no defaults under the License; and (iii) there are no outstanding sums due from Q2 to Licensor under the License.

7)	Upon the execution of this Consent and Modification Agreement, both Licensor and Phoenix, severally but notjointly, hereby release and forever waive any and all claims in law or equity they may have now or in the future against Q2 and its affiliated or parent companies, for any matter arising out of or related in any way to the License, the technology developed under or from the License, any third-party claims of infringement, or any other matter that would reasonably be related to the subject of the License or this Consent and Modification Agreement.

8)	In the event of any conflict between any term or provision of the License and any term of provision contained herein, the term or provision contained herein shall prevail.